Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-147944) of Procera Networks, Inc. of our report dated February 13, 2006, with respect to the financial statements of Procera Networks, Inc. for the year ended January 1, 2006 included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Burr, Pilger, & Mayer LLP

Palo Alto, California
March 31, 2008